Exhibit 99.1

CONTACTS:

GoAmerica
Laura Kowalcyk
Cubitt Jacobs & Prosek
lkowalcyk@cjpcom.com
212-279-3115 x209

GOAMERICA ANNOUNCES UPDATE TO CLOSING TIMETABLE AND
AMENDMENT TO ASSET PURCHASE AGREEMENT WITH MCI
COMMUNICATIONS SERVICES, INC.

        HACKENSACK, N.J., January 2, 2008 – GoAmerica, Inc. (NASDAQ: GOAM), a provider of communications services for people who are deaf, hard-of-hearing, or speech-disabled, today announced that it has entered into an amendment to its asset purchase agreement with MCI Communications Services, Inc. relating to the Company’s acquisition of Verizon’s Telecommunications Relay Services (TRS) division. The amendment extends the termination date of the asset purchase agreement to January 10, 2008, requires GoAmerica to increase its deposit from $1 million to $2 million and reduces the cash payment due from GoAmerica at closing by $4 million. The extension and amendment also provides for GoAmerica to release MCI from certain potential claims that could arise under the Asset Purchase Agreement.

        GoAmerica has extended the termination date applicable under its merger agreement with Hands On Video Relay Services, Inc. and its financing arrangements with Clearlake Capital Group, L.P. to January 10, 2008 as well.

Safe Harbor

        The statements contained in this news release that are not based on historical fact constitute “forward-looking statements” that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “estimate”, “anticipate”, “continue”, or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our limited operating history; (ii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (iii) our dependence on wireless carrier networks; (iv) our ability to respond to increased competition in the wireless data industry; (v) our ability to integrate acquired businesses and technologies; (vi) our ability to generate revenue growth; (vii) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (viii) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. GoAmerica is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to “GoAmerica”, the “Company” or “We”, or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. “GoAmerica”, the “GoAmerica” logo, “i711”, and the “i711.com” logo, and “Relay and Beyond” are registered trademarks of GoAmerica. “i711.com” and “i711 Wireless” are trademarks and service marks of GoAmerica. Other names may be trademarks of their respective owners.